Astrotech International Corporation and Subsidiaries                Exhibit 11

                    Computation of Earnings per Common Share
             For the Years Ended September 30, 1996, 1995 and 1994
                   (Dollars in Thousands, Except Share Data)

                                                                    1996           1995            1994
                                                                 ----------     ----------      -------
EARNINGS PER COMMON AND DILUTIVE COMMON EQUIVALENT SHARE

1.   Income from continuing operations                             $4,010         $2,731       $     796

2.   Weighted average shares outstanding                       10,108,397      9,886,296       9,157,393

3.   Income from continuing operations per
       common share (1 divided by 2)                              $   .40       $    .28      $      .09

4.   Income before cumulative effect of change in
      accounting principle                                          4,010          2,731             950

5.   Income before cumulative effect of change in
      accounting principle per common share
      (4 divided by 2)                                                .40            .28             .10

6.   Cumulative effect of change in accounting principle               -            -              2,931

7.   Cumulative effect of change in accounting principle
       per common share (6 divided by 2)                               -            -                .32

8.   Net income                                                     4,010          2,731           3,881

9.   Net income per common share (8 divided by 2)                 $   .40        $   .28      $      .42